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MiMedx Group, Inc.

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Parker H. Petit

David J. Furstenberg

Shawn P. George

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The below press release was issued by Quinn Emanuel Urquhart & Sullivan, LLP and may be read by shareholders of MiMedx Group, Inc.

MiMedx Audit Committee Tries To Avoid Criticism By Making Specious Findings Of Misconduct By Former Management, According to Attorney William Weinreb

May 28, 2019 08:24 AM Eastern Daylight Time

BOSTON & LOS ANGELES & WASHINGTON, D.C.--(BUSINESS WIRE)--According to attorney William Weinreb, the Audit Committee of the Board of Directors of MiMedx Group, Inc. (OTC PINK: MDXG) has disgraced itself by issuing false, defamatory, and self-serving “findings” of misconduct by former MiMedx Chairman and CEO, Parker H. “Pete” Petit, former MiMedx President and COO, William Taylor, and other management.

The Audit Committee apparently does not dispute that the Company collected virtually every dollar of the approximately $1 billion it reported as revenue during the periods in question. Instead, most of its adverse “findings” boil down to questions about business judgment and accounting methods – matters of opinion on which reasonable business people and accountants can, and frequently do, disagree. The Company’s extraordinary success while Mr. Petit and Mr. Taylor were at the helm is ample proof of their excellent business judgment, and a full airing of the facts will likewise show that they engaged in no wrongdoing, said Weinreb, a partner at Quinn Emanuel Urquhart & Sullivan, LLP.

For nine years, these executives tirelessly devoted their efforts to growing MiMedx’s product portfolio, building solid shareholder value, and benefiting a grateful patient community. They engaged in no fraudulent activity at the Company and always acted in what they believed to be the Company’s best interests. Under their leadership, MiMedx became the fifth-fastest-growing public company in America in 2017, according to Fortune magazine.

Many of the Audit Committee’s “findings” result from a partial and one-sided review of documents and seek to divert attention from the Audit Committee’s own involvement in the matters under investigation by pointing the finger at others. To name just a few examples:

•	The Audit Committee claims that “at least by early 2016,” a “course of dealing” with the Company’s largest distributor rendered its revenue-recognition method improper under GAAP, but it fails to note that all revenue-recognition concerns brought to management’s attention were promptly referred to the Audit Committee, which thoroughly investigated them and cleared both management and the Company of any impropriety.

•	Indeed, the Audit Committee’s key “finding” – that the Company’s largest distributor paid the Company for each tissue the distributor purchased only after it sold that tissue to a customer – is the very opposite of what it found (and reported to management) during an investigation whose results were announced just two years ago in March 2017. During that investigation, the Audit Committee had unrestricted access to all internal and external Company information and to any officer, director, and employee of the Company.
•	The Audit Committee also fails to note that management responded to certain employees’ allegations of revenue-recognition issues by (among other things) retaining a nationally-recognized revenue-recognition expert in early 2017 to provide expert advice. Management invited Terry Dewberry, the Audit Committee’s chairman, to participate in conversations with the expert, and Mr. Dewberry declined.
•	The Audit Committee misleadingly notes that in some quarters the Company wrote off bad debt and accepted returns while failing to note that in virtually every quarter it booked adequate reserves for bad debt and product returns, which reduced revenue and profits for the quarter.
•	The termination of employees mentioned in the Company’s press release were taken following consultation with both inside and outside counsel and were fully briefed to the Audit Committee and the rest of the Board of Directors. As noted earlier, employee allegations in 2016 of improper Company practices were referred to the Audit Committee, which investigated them and cleared management of any wrongdoing.
•	The Audit Committee’s statement that certain conduct “appears to have been” designed to manipulate the timing and recognition of revenue is unsupported and has no basis in fact.

The Audit Committee’s specious and self-serving “findings” are more notable for what they omit than for what they include, Weinreb said. The Audit Committee could have – and should have – found that under former management:

•	The Company collected virtually every dollar it recognized as revenue, including from its largest distributor;
•	In May 2018, Mr. Petit identified and hired a Compliance Officer (now the Chief Compliance Officer) to start in July of 2018 (contrary to the Audit Committee’s claim that he was hired by the Audit Committee), and for years the Company had in place an effective compliance program that invited employees to bring any concerns directly to the Board’s or CEO’s attention;

•	The so-called Operation Snow White was named by the Company’s General Counsel and targeted employees who were violating their non-compete agreements by selling competitive products to MiMedx customers while employed by MiMedx – something many of them admitted doing during the course of the investigation; and
•	Management regularly briefed the Audit Committee and Board of Directors on matters of significance and were not informed of concerns relating to personnel management or “tone at the top” until just months before they were summarily terminated.

The unfairness with which Messrs. Petit and Taylor have been treated since the start of this investigation is fully on display in the Company’s press release. To this day, the Company has refused to give them a detailed account of their alleged misdeeds, an opportunity to see the purported “evidence,” or a meaningful opportunity to respond. There has been no due process of any kind. Instead, they have been essentially accused, tried, and sentenced in secret.

Readers of the Company’s press release should keep in mind that the Audit Committee that made these “findings” is a biased and self-interested party. The Audit Committee’s charter requires it to oversee the Company’s financial and accounting reporting processes and gives it “unrestricted access to all internal and external Company information and to any officer, director, and employee of the Company.” All of the things the Audit Committee now characterizes as misconduct occurred on its watch and, in many cases, with its full knowledge and approval. After an investigation that has lasted nearly 15 months and cost an estimated $70 million, the Audit Committee, unsurprisingly, has completely exonerated itself and blamed all of the Company’s perceived shortcomings on former management. The self-interested nature of its “findings” is obvious.

Most importantly, the Audit Committee’s investigation had no written schedule, budget, goals, objectives, or scope, and has been extremely destructive. It has disrupted operations and demoralized employees. The Company still has not restated revenues for any period; it has not completed the 2017 audit; its stock has been delisted from NASDAQ; its revenue growth has slowed; its auditor has resigned; and it has terminated 24% of the workforce, including salespersons. No one can credibly claim that this unproductive and costly investigation has been in the shareholders’ best interests, or that the decision to scapegoat top management for perceived misconduct has benefited anyone but certain Board members and interim managers who are now in control.

Quinn Emanuel is a 800+ lawyer business litigation firm—the largest in the world devoted solely to business litigation and arbitration with 23 global office locations. Firm lawyers have tried over 2,300 cases, winning 88% of them. When representing defendants, Quinn Emanuel’s trial experience gets better settlements or defense verdicts. When representing plaintiffs, Quinn Emanuel lawyers have won over $70 billion in judgments and settlements. Quinn Emanuel has also obtained five 9-figure jury verdicts, forty-three 9-figure settlements, and nineteen 10-figure settlements. FTI Consulting named Quinn Emanuel the biggest litigation firm in the world. The American Lawyer named Quinn Emanuel the top IP litigation firm in the U.S. and the firm as one of the top six commercial litigation firms in the country. We were voted five times as one of the four “most feared” firms by General Counsels at Fortune 500 companies — the lawyers they “least like to see” on the other side. The UK legal periodical, The Lawyer named us “International Firm of the Year.” Law360selected us as Antitrust, Appellate, Banking, Class Action, Insurance, Product Liability, IP, White Collar, and Trials “Practice Groups of the Year.” Managing IP twice recognized us as having the “Best ITC Litigation Practice” and honored us with the “Patent Contentious West” award. Legal Business has named us “US Law Firm of the Year” three times, and our German offices have been named both IP Litigation and Patent Litigation Firm of the Year by JUVE, Germany’s most prestigious legal publication. Global Investigations Review, a leading legal periodical covering global white collar investigations, named us the “Most Impressive Investigations Practice of the Year.” Global Arbitration Review named us the 11th best arbitration practice in the world. Further information is available at www.quinnemanuel.com.

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U.S. Press:
Eric Herman
eherman@kivvit.com